Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Nuveen California Municipal Value Fund, Inc.

We consent to the use of our report dated April 27, 2016, with respect to the financial statements of Nuveen California Municipal Value Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

September 1, 2016